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EXHIBIT 10.22






                               SHOPKO STORES, INC.

                            EXECUTIVE RETIREMENT PLAN

                                 FEBRUARY, 1999


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                               SHOPKO STORES, INC.

                            EXECUTIVE RETIREMENT PLAN

                                    PREAMBLE


The principal objective of this ShopKo Stores, Inc. Executive Retirement Plan is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives. This plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above. Eligibility for participation in this plan shall be limited to executives selected by a Committee of the Board of Directors. This plan becomes effective on February 1, 1999, upon approval by the Board of Directors Compensation and Stock Option Committee (the "Committee").



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                               SHOPKO STORES, INC.

                            EXECUTIVE RETIREMENT PLAN


                                    ARTICLE I

                                   DEFINITIONS

Whenever used herein with the initial letter capitalized, words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context. All masculine terms shall include the feminine and all singular terms shall include the plural in all cases in which they could thus be applied unless the context clearly indicates the gender or the number.

1.1 "Actuarial Equivalent" means a benefit of equal value to another benefit as determined by computations using an annual interest rate of 7.0% and the 1983 Group Annuity Mortality Table blended with 50% male and 50% female tables.

1.2      "Age" means Participant's age in years and completed months.

1.3      "Board" means the Board of Directors of the Company.

1.4 "CEO Supplemental Retirement Benefit" means, for Mr. Dale Kramer, an amount of annual benefit commencing on his Retirement Date and payable under the normal form in accordance with Section 3.1, which is the Actuarial Equivalent of the value of 40,000 shares of ShopKo Stores, Inc. stock as of the end of the day on the last trading day prior to the Participant's Retirement Date.

1.5      "Committee" means the Compensation and Stock Option Committee of the
         Board.

1.6      "Company" means ShopKo Stores, Inc.

1.7 "Compensation" means the aggregate of all amounts earned by a Participant and paid during a Fiscal Year from an Employer for services, including base pay and annual bonuses, employee contributions, if any, deferred under a cash or deferred arrangement which qualifies under Section 401(k) of the Internal Revenue Code, or any other deferred compensation arrangement, but excluding stock options, stock appreciation rights, restricted stock, severance pay, relocation and moving reimbursements, multi-year special bonuses and payments or distributions which receive special tax benefit.



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1.8      "Early Retirement Date" means the first day of the month coincident with or next following the date on which a Participant retires prior to the Participants Normal Retirement Date; provided that the Participant shall have attained age 50, shall have completed at least ten Years of Service, and shall have provided the Company and the Employer with thirty (30) days advance written notice of the Participant's election to take early retirement.

1.9 "Employee" means any person in the employ of the Company or a Related Company, except for a person compensated solely on a retainer or fee basis.

1.10 "Employer" means the Company or Related Company which employs or employed any Participant.

1.11 "Final Average Compensation" means a Participant's average annual Compensation based on the five consecutive Fiscal years of the Company out of the Participant's last ten Years of Service in which such Participant earned the highest amount of Compensation.

1.12 "Fiscal Year" means the fiscal year of the Company, which is currently the one-year period ending on the Saturday nearest January 31. The last ten Fiscal years ended on the following dates:

         1)        January 30, 1999
         2)        January 31, 1998
         3)        February 22, 1997
         4)        February 24, 1996
         5)        February 25, 1995
         6)        February 24, 1994
         7)        February 27, 1993
         8)        February 29, 1992
         9)        February 23, 1991
         10)       February 24, 1990

         Compensation earned and paid from February 1, 1998 to February 28, 1998 shall be credited to both the Fiscal Years ended January 31, 1998 and January 30, 1999.


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1.13     "Joint and Survivor Annuity for Married Participants" means an annuity
         (i) which is payable to the Participant for the Participant's life with a survivor annuity payable to the Participant's Spouse for the life of such Spouse in an amount equal to one-half of the monthly amount payable during the life of the Participant and (ii) which is the Actuarial Equivalent of an annuity for life (as described in Section
         3.1 of the Plan) in the amount determined pursuant to the applicable provisions of this Plan.

1.14 "Normal Retirement Date" means the first day of the month coinciding with or next following a Participant's 62nd birthday (without regard to the Participant's Years of Service at that time).

1.15 "Participant" means any person who has become eligible to participate in the Plan in accordance with Article II, and who has not ceased to have rights to a Retirement Benefit hereunder.

1.16 "Plan" means the ShopKo Stores, Inc. Executive Retirement Plan, as set forth herein, and as it may be amended from time to time.

1.17     "Plan Effective Date" means February 1, 1999.

1.18 "Primary Social Security Benefit" means the reduced annual benefit expected to become payable to the Participant (without regard to any Social Security benefits payable to or on account of the Participants spouse or dependents) at age 62, upon the provisions of the Social Security Act as in effect at termination of the Participant's employment with an Employer or at the Participant's Normal Retirement Date, whichever is earlier. For a Participant whose employment terminates before age 62, the Social Security benefit expected to begin at age 62 will be based upon the assumption that the Participant will have zero earnings after termination which would be treated as wages for the purposes of the Social Security Act. No benefit shall be reduced because of any increase in the benefit level or wage base under Title II of the Social Security Act except where a reduction is permitted by regulations prescribed by the Secretary or the Secretary's delegate under Section 401(a)(15) or other applicable provisions of the Internal Revenue Code.



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1.19     "Profit Sharing Benefit" means the annual benefit payable under a single life annuity form purchasable by a Participant's accumulated account balance from the ShopKo Stores, Inc. Profit Sharing and Super Saver Plan and ShopKo Stores, Inc. Deferred Compensation Plan. To the extent that employer contributions (other than a Participant's salary deferral contributions) to any such plan have been withdrawn by a Participant, such contributions along with imputed income thereon (at a rate determined by the Committee), shall be added to the Participants accumulated account balance. In determining a Participant's Profit Sharing Benefit, however, the portion of any accumulated account balances attributable to a Participant's own contributions made: (i) on a before-tax basis pursuant to Section 401(k) of the Code; (ii) into the ShopKo Stores Deferred Compensation Plan; or (iii) on an after-tax basis shall be excluded. For purposes of this Section 1.20, a Participant's accumulated account balance from such a plan will be converted into an annual benefit amount payable as a single life annuity commencing as of the Participant's Retirement Date using the 1983 Group Annuity Mortality Table blended with 50% male and 50% female tables, a 7.0% interest rate, and an immediate annuity factor based upon the Participant's Age as of his Retirement Date.

1.20 "Related Company" means any corporation, joint venture, limited liability company or other business entity in which the Company has a significant direct or indirect equity interest, as determined by the Committee in its sole discretion.

1.21 "Retirement Benefit" means a pension or any other payment or payments payable under the terms of this Plan to a Participant or the Participant's Spouse.

1.22 "Retirement Date" means the date on which a Participant's Retirement Benefit commences.

1.23 "Spouse" means an individual who is legally married to a Participant as of the earlier of the date of the Participant's death or the Participant's Retirement Date.

1.24 "Years of Credited Service" means the Years of Service an Employee completed while employed by the Employer up to a maximum of 20 Years. Service with a Related Company prior to such Related Company's affiliation with the Company shall not be included in the calculation of Years of Credited Service.

1.25 "Years of Service" means the aggregate of all periods of employment by an Employer of an Employee, each such period to be calculated in completed years and months.




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                                   ARTICLE II

                                  PARTICIPATION

2.1 Participating Employees. Each executive selected by the Chief Executive Officer ("CEO") and approved by the Committee to participate in the Plan shall become a Participant on the date specified by the Committee. Each Participant's right to benefits under this Plan shall vest in accordance with Article V hereof.

2.2 Cessation of Participation. A participant shall cease to be an active Participant in this Plan and such Participant shall become an inactive Participant as of the date such Participant ceases to be an Employee of an Employer, if they are not vested in accordance with Article V.


                                   ARTICLE III

                     FORM AND AMOUNT OF RETIREMENT BENEFITS

3.1 Normal Retirement Benefit. The Normal Retirement Benefit payable to a Participant who retires on or after the Participant's Normal Retirement Date shall be a monthly Retirement Benefit commencing on the Participant's Retirement Date and payable during the Participant's lifetime and ceasing with the last payment due on the first day of the month in which the Participant dies. The amount of the Normal Retirement Benefit shall be equal to one-twelfth of the excess, if any, of (a) over the sum of (b), (c), (and (d) in the case of Dale P. Kramer) where:

         (a) equals two (2) percent of the Participant's Final Average Compensation multiplied by the Participant's Years of Credited Service,
         (b) equals one-half of the Participant's annual Primary Social Security Benefit,
         (c) equals the Participant's Profit Sharing Benefit, and
         (d) equals the CEO Supplemental Retirement Benefit.



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3.2      Early Retirement Benefit. Each Participant who retires prior to the
         Participants Normal Retirement Date shall receive a monthly Retirement Benefit commencing on the Participant's Early Retirement Date and payable under the normal form in accordance with Section 3.1. The monthly Retirement Benefit shall be equal to one-twelfth of the excess, if any, of (a) over the sum of (b), (c), (and (d) in the case of Dale
         P. Kramer) where:

         (a) equals two (2) percent of the Participant's Final Average Compensation multiplied by the Participant's Years of Credited Service and reduced by .1667 percent for each month by which the Participant's Retirement Date precedes the Participant's Normal Retirement Date, except that the reduction shall not apply if the Participant's Age plus Years of Service is greater than or equal to 80,

         (b) equals one-half of the Participant's annual Primary Social Security Benefit payable at age 62, reduced by .4167 percent for each month by which Participant's Early Retirement Date precedes the Participant's Normal Retirement Date,

         (c) equals the Participant's Profit Sharing Benefit payable at the Early Retirement Date, and

         (d) equals the CEO Supplemental Retirement Benefit payable at the Early Retirement Date.

3.3 Form of Retirement Benefit Payment. The Retirement Benefit shall be paid as a Joint and Survivor Annuity for Married Participants and as a life annuity for single Participants. The Joint and Survivor Annuity for Married Participants shall be Actuarial Equivalent of the life annuity a single Participant would receive.

3.4 Treatment of Payments Under Other Plans. Benefits earned by a Participant under this Plan shall not be considered "Compensation" as that term is defined in other ShopKo Stores, Inc. Plans.


                                   ARTICLE IV

                        DEATH BENEFITS BEFORE RETIREMENT

4.1 Death of a Participant Before Commencement of Retirement Benefit. If a Participant dies before the date Retirement Benefits commence hereunder, no benefits shall be payable under this Plan, except as to otherwise provided in Section 4.2.


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4.2      Surviving Spouse Benefit. If a Married Participant who has any vested interest in the Participant's Retirement Benefits dies before the Participant's Retirement Benefits commence, the Spouse, if then living, shall receive a monthly income for life. Such monthly income shall commence on the first day of the month next following the month in which the death of the Participant occurred and cease with the last payment due on the first day of the month of death of the Spouse. The Spouse's monthly income shall be equal to the Retirement Benefit to which the Spouse would be entitled under Article III had the Participant retired on the day prior to the date of the Participant's death.


                                    ARTICLE V

                                     VESTING

(a) 5.1 Vesting. A Participant shall have no vested interest in benefits under this Plan until the Participant attains the Participant's Early Retirement Date or Normal Retirement Date, at which time the Participant shall be fully (100%) vested.


                                   ARTICLE VI

                          PAYMENT OF RETIREMENT BENEFIT

6.1 Survival. Payment of any Retirement Benefit hereunder which is contingent upon the survival of the payee shall cease with the last payment due the payee before the payee's death.

6.2 Administrative Powers Relating to Payments. If a Participant or Spouse is under a legal disability or, by reason of illness or mental or physical disability, is unable, in the opinion of the Committee, to attend properly to such Participant's personal financial matters, the Committee may make such payments in such of the following ways as the Committee shall direct:

         (a) Directly to such Participant or Spouse;
         (b) To the legal representative of such Participant or Spouse; or
         (c) To some relative by blood or marriage, or friend, for the benefit of such Participant or Spouse.

         Any payment made pursuant to this Section 6.2 shall be in complete discharge of the obligation for such payment under the Plan.


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6.3      Missing Persons.

         (a) The Company or its Predecessors shall be deemed to have made adequate tender of payment of any benefit payable hereunder to a person if payment is made by check or by money order, and mailed to the last address of such person furnished to the Company.

         (b) If a person shall fail to claim or collect any such tender for a period of three months from the date thereof, the Company may stop payment on such tender and on any other tenders subsequent to the tender not claimed or collected and may suspend any further benefit payments hereunder until the Company can ascertain whether such person was living at the time any such tender was made and whether any benefit payments are due hereunder to A person. Upon such suspension of payments, a written notice thereof and of the provisions of this Section 6.3 shall be mailed by the Company to the last address known to it of the person entitled to such payment or payments

         (c) If such person shall fail to claim any such payment for a period of three years after such written notice is mailed, such person for all purposes of the Plan be deemed to have died on the day immediately preceding the date of the first such tender which has not been claimed or collected.

6.4 Small Sum Provision. If the aggregate Actuarial Equivalent value of the monthly benefit is less than $25,000, the benefit will be paid in one lump sum within 60 days following retirement. No further benefits will be payable in this case.


                                   ARTICLE VII

                               GENERAL PROVISIONS

7.1 Funding. The Plan is intended as an unfunded pan of deferred compensation. The Company intends to establish appropriate reserves for the Plan on its books of account in accordance with generally accepted accounting principles. Such reserves shall be, for all purposes, part of the beneficial funds of the Company and no Participant, Spouse or other person claiming a right under the Plan shall have any interest, right or title to such reserves.

7.2 Continuation of the Plan. The Plan shall be binding upon the Company and any successors or assigns of the Company including any entity with or into which the Company or its successors or assigns shall consolidate or merge or any entity to which all or substantially all of the assets of the Company or its successors or assigns has been transferred.


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7.3      Right to Amend, Suspend or Terminate. The Company reserves the right at any time and from time to time to amend, suspend or terminate the Plan by action of its Board of Directors without the consent of any Participant, Spouse, or other persons claiming a right under the Plan. No amendment of the Plan shall reduce the benefits of any Participant below the amount to which such Participant has become vested pursuant to Section 5.1 prior to the date of amendment, suspension or termination.

7.4 Rights to Benefits. No person shall have any right to a benefit under the Plan except as such benefit has accrued to such person in accordance with the terms of the Plan, and the such right shall be no greater than the rights of any unsecured general creditors of the Company. Notwithstanding any other provisions of this Plan, if a Participant shall be terminated for cause, all of such Participant's rights to benefits under this Plan shall be forfeited. A Participant shall be deemed to have been terminated for cause if such Participant is terminated because of such Participant's actions or conduct which would make it unreasonable to require the Employer to retain the Participant in its employment, such as, but not limited to, embezzlement or misappropriation of corporate funds, other acts of dishonesty, willful improper disclosure of any information concerning any matter affecting or relationship to the Employer or the business of the Employer, significant activities harmful to the reputation of the Employer, willful refusal to perform or substantial disregard of duties properly assigned to him, a significant violation of any contractual, statutory or common law duty of loyalty to the Employer or substantive breach of any of the provisions of such Participant's employment agreement

7.5 Titles. The titles of the Articles and Sections herein are included for convenience of reference only and shall not be construed as part of this Plan, or have any effect upon the meaning of the provisions hereof.

7.6 Impossibility of Action. In case it becomes impossible for any party to perform any act under this Plan, that act shall be performed which in the judgment of such party will most nearly carry out the intent and purposes of this Plan. All parties concerned shall be bound by any such acts performed under such conditions.

7.7 Separability. If any term or provision of this Plan as presently in effect or as amended from time to time, or the application thereof to any payments or circumstances, shall to any extent be invalid or unenforceable, the remainder of the Plan, and the application of such term or provisions to payments or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of the Plan shall be valid and enforced to the fullest extent permitted by law.


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7.8      Authorized officers. Whenever the Company under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by any officer duly authorized by the Board of Directors of the Company, provided that the authority to approve Participants shall be vested in the Committee.

7.9 No Contract of Employment. Nothing herein contained shall be construed to constitute a contract of employment between any Employer and any Employee. The employment records of the Employees and the Company's records shall be final and binding upon all Employees as to liability and participation.

7.10 Data. It shall be a condition precedent to the payment of all benefits under the Plan that each Participant, former Participant and Spouse must furnish to the Company such documents, evidence or information as the Company considers necessary or desirable for the purpose of administering the Plan, or to protect the Company.

7.11 Restrictions Upon Assignments and Creditors' Claims. Except as in the Plan otherwise provided, no Participant, former Participant or any Spouse, or the state of any such person, shall have the power to assign, pledge, encumber or transfer any interest in the Plan while the same shall be possession of the Company. Any such attempt at alienation shall be void. No such interest shall be subject to attachment, garnishment, execution, levy or any other legal equitable proceeding or process and any attempt to so such interest shall be void.

7.12 Applicable Law. The Plan shall be construed and administered In accordance with the laws of Wisconsin to the extent such laws are not superseded by ERISA.


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